Exhibit 99.1
HF Foods Appoints Lisa Lim and Charlotte Westfall to its Board of Directors

LAS VEGAS, June 10, 2024 (GLOBE NEWSWIRE) -- HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods”, or the “Company”), a leading food distributor to Asian restaurants across the United States, today announced the appointment of Lisa Lim and Charlotte Westfall to the Company’s board of directors effective June 7, 2024.

As a result of the appointments of Ms. Lim and Ms. Westfall, the Company’s board of directors will now include four independent directors and Mr. Peter Zhang, the CEO of the Company.

Ms. Lim, a retired partner with the global professional services organization, Ernst & Young (“EY”), is a seasoned global business leader, SEC-qualified financial expert and CPA with 39 years of experience advising Fortune 100 and growth companies on strategic business development, digital transformations, acquisitions & divestitures, supply chain, tax planning and IPO readiness. During her tenure at EY, Ms. Lim also provided exceptional global relationship management to her clients by collaborating, building relationships and leading global teams.

Ms. Westfall is a corporate partner based in the San Francisco office of a US global law firm. As a corporate and securities attorney, Ms. Westfall counsels public companies on corporate governance, securities compliance and mergers and acquisitions. In addition, Ms. Westfall advises clients on US-China cross-border business transactions, as well as market entry strategy, corporate development and branding for Chinese companies seeking investment opportunities in the US, and US companies seeking access to the Chinese market.

“I am pleased to welcome Ms. Lim and Ms. Westfall to our board,” said Mr. Zhang. “Their background and experience will be invaluable as we embark upon a new chapter of growth and transformation.”

About HF Foods Group Inc.

HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US, South America, and China. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.

Forward-Looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “aims,” “continues,” “expects,” “plans,” “will,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Investor Relations Contact:

HFFG Investor Relations

hffoodsgroup@icrinc.com